EXHIBIT 99.1


                                                         [LOGO]
                                                 INSIGNIA SYSTEMS, INC.
                                         Contact: Scott Drill, President and CEO
                                              (763)392-6200; (800)874-4648

FOR IMMEDIATE RELEASE
---------------------

   Insignia Systems, Inc. Reports First Quarter Loss of $(1,117,880) on First Quarter Net Sales of $6,461,503 - Continues to Anticipate Improved Second
                     Quarter Results and Strong Second Half

MINNEAPOLIS - APRIL 17, 2003 - Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $6,461,503 for the first quarter ended March 31, 2003, an increase of 7%, compared to net sales of $6,015,117 for the first quarter of 2002. The net loss for the first quarter of 2003 was $(1,117,880) or $(.09) per share, compared to net income of $319,905, or $.03 per share, for the first quarter of 2002. Insignia Point-of-Purchase Services (POPS) revenues for the first quarter were $5,391,037, an increase of 12%, compared to first quarter 2002 POPS revenues of $4,811,159.

CEO Scott Drill commented, "Since our pre-announcement on April 1, we have continued to see a higher level of sales activity with our consumer packaged goods customers. We currently have approximately $6.0 million of POPSign business booked for the second quarter with six weeks of selling time remaining."

Mr. Drill went on to state, "Second quarter results should be significantly better than in the first quarter given the combination of higher revenue with lower expenses. Further, we believe the second half of the year will be strong with VALUStix beginning to contribute revenue, which it did not in the first quarter. Fiscal year 2004 should be another year of significant growth as we build our retail distribution system and achieve deeper penetration of the brands' promotional budgets with our expanded product offering."


                                    - more -


   Insignia Systems, Inc. * 6470 Sycamore Court North * Maple Grove, MN 55369
                    * Phone 763-392-6200 * Fax 763-392-6222
        http://www.insigniasystems.com * email: info@insigniasystems.com
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April 17, 2003     INSIGNIA SYSTEMS, INC. REPORTS FIRST QUARTER LOSS      Page 2


Insignia Systems, Inc. is an innovative developer and marketer of in-store promotional products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 160 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestle, Pfizer, Procter & Gamble, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.
                              --------------------


This press release, as it relates to expectations regarding future sales and profitability, contains forward-looking statements regarding future performance of the Company. The Company's actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company's SEC Form 10-K/A for the year ended December 31, 2002. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.




                                    - more -






   Insignia Systems, Inc. * 6470 Sycamore Court North * Maple Grove, MN 55369
                    * Phone 763-392-6200 * Fax 763-392-6222
        http://www.insigniasystems.com * email: info@insigniasystems.com


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April 17, 2003     INSIGNIA SYSTEMS, INC. REPORTS FIRST QUARTER LOSS      Page 3


                             INSIGNIA SYSTEMS, INC.
                              RESULTS OF OPERATIONS
                                   (UNAUDITED)

                                       Three Months Ended
                                            March 31,
                                      2003             2002
                                 -----------------------------

Net Sales                        $  6,461,503     $  6,015,117
Cost of Goods Sold                  3,887,751        3,074,173
Gross Profit                        2,573,752        2,940,944
Operating Expenses:
   Selling                          2,312,193        1,688,564
   Marketing                          386,065          310,491
   G&A                              1,009,948          614,839

Operating Income (Loss)            (1,134,454)         327,050
Other Income (Expense)                 16,574           (7,145)

Net Income (Loss)                $ (1,117,880)    $    319,905

Net Income (Loss) Per Share
   Basic                         $       (.09)    $        .03
   Diluted                       $       (.09)    $        .03

Shares used in calculation of
net income (loss) per share:
   Basic                           12,012,808       10,700,131
   Diluted                         12,012,808       11,773,798


SELECTED BALANCE SHEET DATA
                                   March 31,      December 31,
                                     2003             2002
                                 ------------------------------
Cash and cash equivalents        $  5,141,343     $  6,471,581
Working capital                  $  6,140,383     $  7,324,154
Total assets                     $ 14,971,893     $ 16,722,330
Total liabilities                $  4,269,644     $  5,464,252
Shareholders' equity             $ 10,702,249     $ 11,258,078



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   Insignia Systems, Inc. * 6470 Sycamore Court North * Maple Grove, MN 55369
                    * Phone 763-392-6200 * Fax 763-392-6222
        http://www.insigniasystems.com * email: info@insigniasystems.com